Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Bob Eckel

Aware, Inc.
781-276-4000

Aware, Inc. Reports Second Quarter 2020

Financial Results

BEDFORD, MASS. – July 28, 2020 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its second quarter ended June 30, 2020.

Revenue for the second quarter of 2020 was $1.9 million compared to $3.0 million in the same quarter last year. Operating loss in the second quarter of 2020 was $3.7 million compared to operating loss of $1.2 million in the second quarter of 2019.

The decrease in revenue in the current three-month period as compared to the corresponding period last year was primarily due to lower license and services revenue associated with implementation and procurement delays caused by the COVID-19 pandemic. The higher operating loss in the current three-month period as compared to the corresponding period last year resulted primarily from the aforementioned decrease in revenue and an increase in operating expenses, including previous investments in sales and engineering resources driving growth in new product areas and expenses related to turnover of executive administrative personnel and COVID-19.

Net loss in the second quarter of 2020 was $3.1 million, or $0.15 per diluted share, which compares to a net loss of $0.9 million, or $0.04 per diluted share, in the same period a year ago.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2020 Financial Results	Page 2

Revenue for the first six months of 2020 was $5.4 million compared to $6.7 million in the same six-month period last year. Operating loss for the first six months of 2020 was $5.0 million compared to operating loss of $1.2 million in the same six-month period last year. The 2020 decrease in revenue was primarily due to lower services revenue, resulting from delays in a major project that is expected to resume in the second half of this year. The higher operating loss in the current six-month period as compared to the corresponding period last year was primarily the result of lower revenues, previously mentioned investments in sales and engineering, and non-recurring first half expenses. Approximately $1.2 million of unusual expenses were incurred, $0.8 million of which was due to recruiting fees and severance payments, and over $0.2 million stemmed from COVID-19 related charges, including remote working costs and bad debt from disrupted businesses.

Net loss for the first six months of 2020 was $4.2 million, or $0.20 per diluted share, which compares to a net loss of $0.7 million or $0.03 per diluted share, in the same period a year ago.

“Amidst a continually changing and challenging environment, I am encouraged by our customers’ acknowledgement of the value and support for Aware’s Knomi® mobile biometric offering for digital onboarding and other remote touchless transactions, as they overcome disruptions caused by the pandemic,” said Bob Eckel, Aware’s chief executive officer. “Our subscription-based business continues to grow, even against the backdrop of delayed procurements and postponed government programs temporarily impacting our licensing and services offerings.”

“Aware’s future is bright and we continue to invest in the business and increase stockholder value. We have added significant engineering and sales resources to drive new growth, while simultaneously investing $0.5 million to reduce the number of outstanding shares as a commitment to improving value while growing the business,” Mr. Eckel continued.

“As we look to the future, our positioning is strong having established a secure remote work process and cloud infrastructure, enabling a seamless virtual working environment. While we anticipate continued procurement delays caused by the COVID-19 pandemic, I am buoyed by Aware’s comprehensive offering lineup and confirmation from our growing list of partners, resellers, and identity leaders pushing forward with Aware’s biometric frameworks and platforms. Biometric enablement will be a key component of next generation solutions born out of these challenges.”

Aware, Inc. Reports Second Quarter 2020 Financial Results	Page 3

About Aware

Aware is a leading provider of productized biometrics software products, solutions and services to governments, system integrators, and commercial organizations and solution providers globally. Our comprehensive portfolio of biometric solutions are based on innovative, robust products designed explicitly for ease of integration including customer-managed and integration ready biometric frameworks, platforms, SDK’s and services. They fulfill a broad range of functions critical to secure biometric enrollment, authentication, identity and transactions including face, fingerprint, iris, and voice capture modalities, sample quality assurance, data compliance, capture hardware peripheral and system abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products and solutions apply biometrics to enable identity-centric security and know-your-customer (“KYC”) solutions for applications including financial institutions, retail, banking and payments, healthcare, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) we rely on single sources of supply for certain components used in our hardware products; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and other reports and filings made with the Securities and Exchange Commission.

Aware and Knomi are registered trademarks of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2020 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Software licenses	$409	$1,189	$2,381	$2,725
Software maintenance	1,382	1,320	2,741	2,675
Services	99	503	287	1,344
Total revenue	1,890	3,012	5,409	6,744

Costs and expenses:
Cost of services	164	321	334	839
Research and development	2,422	2,091	4,694	3,851
Selling and marketing	1,180	909	2,466	1,736
General and administrative	1,825	874	2,963	1,595
Total costs and expenses	5,591	4,195	10,457	8,021

Patent related income	-	-	-	49

Operating loss	(3,701)	(1.183)	(5,048)	(1,228)
Interest income	19	278	167	553
Loss before provision for (benefit from) income taxes	(3,682)	(905)	(4,881)	(675)
Provision for (benefit from) income taxes	(541)	33	(680)	35
Net loss	$(3,141)	$(938)	$(4,201)	$(710)

Net loss per share – basic	$(0.15)	$(0.04)	$(0.20)	$(0.03)
Net loss per share – diluted	$(0.15)	$(0.04)	$(0.20)	$(0.03)

Weighted-average shares – basic	21,470	21,537	21,495	21,551
Weighted-average shares – diluted	21,470	21,537	21,495	21,551

Aware, Inc. Reports Second Quarter 2020 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$44,951	$47,742
Accounts and unbilled receivables, net	4,415	5,802
Property and equipment, net	3,844	3,755
Long-term tax receivable	691	-
All other assets, net	265	256

Total assets	$54,166	$57,555

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$2,154	$1,283
Deferred revenue	2,961	2,837
Total stockholders’ equity	49,051	53,435

Total liabilities and stockholders’ equity	$54,166	$57,555

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com